Exhibit 99.1

CONTACT:
John C. Wobensmith
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8555

GENCO SHIPPING & TRADING LIMITED ANNOUNCES
THIRD QUARTER 2012 FINANCIAL RESULTS

New York, New York, October 31, 2012 - Genco Shipping & Trading Limited (NYSE: GNK) (“Genco” or the “Company”) today reported its financial results for the three and nine months ended September 30, 2012.

The following financial review discusses the results for the three and nine months ended September 30, 2012 and September 30, 2011.

Third Quarter 2012 and Year-to-Date Highlights

•	Recorded net loss attributable to Genco for the third quarter of $38.4 million, or $0.90 basic and diluted loss per share;

•	Maintained cash position of $97.9 million on a consolidated basis, including restricted cash;

o	$94.6 million at Genco Shipping & Trading Limited, including restricted cash;
o	$3.3 million at Baltic Trading Limited;

•
Entered into separate agreements to amend the amortization schedule and extend existing covenant waivers under each of our three credit facilities through and including the quarter ending December 31, 2013; and

•
Continued a short-term time charter strategy by fixing vessels on spot market-related time charters with the option to convert to a fixed rate and on short-term charters while the market remains volatile.

Financial Review: 2012 Third Quarter

The Company recorded net loss attributable to Genco for the third quarter of 2012 of $38.4 million, or $0.90 basic and diluted loss per share. Comparatively, for the three months ended September 30, 2011, net income attributable to Genco was $1.6 million, or $0.04 basic and diluted earnings per share.

EBITDA was $18.4 million for the three months ended September 30, 2012 versus $57.9 million for the three months ended September 30, 2011.

Robert Gerald Buchanan, President, commented, “During the third quarter, we continued to employ a majority of our vessels on short-term or spot market-related contracts that preserve the ability to capitalize on future rate increases. By maintaining an opportunistic time charter approach combined with a cost-effective operating platform, we expect to increase the Company’s future earnings potential when market conditions improve. As we remain focused on taking advantage of the long-term demand for essential drybulk commodities, our large and modern fleet bodes well for Genco to continue to provide customers with service that meets the highest industry standards.”

Genco’s voyage revenues decreased to $53.6 million for the three months ended September 30, 2012 versus $93.5 million for the three months ended September 30, 2011. The decrease was due to lower charter rates achieved by the majority of our vessels as well as a higher number of days that our vessels were on planned offhire to complete drydockings during the third quarter of 2012 compared to the third quarter of 2011. The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet decreased to $9,119 per day for the three months ended September 30, 2012 compared to $16,447 per day for the three months ended September 30, 2011. The decrease in TCE rates resulted from lower charter rates achieved in the third quarter of 2012 versus the same period in 2011 for the majority of the vessels in our fleet. Increased vessel supply coupled with negative sentiment on the rate of growth in emerging economies were the main contributors of reduced rates during the third quarter. The effect of these contributors was partially offset by record scrapping of older tonnage. Chinese iron ore restocking commencing at the end of September along with a reverse in sentiment appears to have led to a relative rate improvement with the BDI currently at 1,026.

Total operating expenses increased to $74.6 million for the three months ended September 30, 2012 from $71.0 million for the three-month period ended September 30, 2011. Vessel operating expenses were $28.3 million for the third quarter of 2012 compared to $26.1 million for the same period in 2011. The slight increase in vessel operating expenses was primarily due to the increase in the size of our fleet, as well as higher expenses related to crewing and maintenance for the third quarter of 2012 versus the same period in 2011.

Depreciation and amortization expenses slightly increased to $35.0 million for the third quarter of 2012 from $34.4 million for the third quarter of 2011 as a result of the growth of our fleet. General, administrative and management fees decreased to $8.6 million in the third quarter of 2012 from $8.8 million in the third quarter of 2011. The decrease was primarily due to lower non-cash compensation offset by slightly higher third-party management fees due to the growth of our fleet and higher office-related expenses.

Daily vessel operating expenses, or DVOE, increased to $4,956 per vessel per day during the third quarter of 2012 as compared to $4,673 per vessel per day for the third quarter of 2011, mainly due to higher expenses related to crewing and maintenance. We note that our third quarter of 2012 DVOE is below our budget set forth at the beginning of the year. We believe daily vessel operating expenses are best measured for comparative purposes over a 12-month period in order to take into account all of the expenses that each vessel in our fleet will incur over a full year of operation. Based on estimates provided by our technical managers and management’s expectations, our DVOE budget for the fourth quarter of 2012 is $5,200 per vessel per day on a weighted average basis for the 53 vessels in our fleet, excluding vessels owned by Baltic Trading Limited.

John C. Wobensmith, Chief Financial Officer, commented, “During the third quarter, we enhanced our financial flexibility by entering into agreements to amend the Company’s three credit facilities. Specifically, we eliminated the scheduled amortization payments and extended the existing waivers for both the maximum leverage ratio covenant and the interest coverage ratio covenant for each facility through and including the quarter ending December 31, 2013. The ongoing support we have received from our lending group in a challenging drybulk market continues to serve as a core differentiator as we remain dedicated to maintaining a strong financial platform for the benefit of the Company and its shareholders.”

Financial Review: Nine Months 2012

The net loss attributable to Genco was $99.3 million or $2.40 basic and diluted loss per share for the nine months ended September 30, 2012, compared to net income attributable to Genco of $25.1 million or $0.71 basic and diluted earnings per share for the nine months ended September 30, 2011. Voyage revenues decreased to $174.7 million for the nine months ended September 30, 2012 compared to $292.6 million for the nine months ended September 30, 2011. EBITDA was $70.4 million for the nine months ended September 30, 2012 versus $191.8 million for the nine months ended September 30, 2011. TCE rates obtained by the Company decreased to $10,218 per day for the nine months ended September 30, 2012 from $17,935 per day for the nine months ended September 30, 2011, mainly due to lower rates achieved for our vessels during the first nine months of 2012 as compared to the prior year period as well as the operation of a greater number of smaller class vessels. Total operating expenses were $220.4 million for the nine months ended September 30, 2012 compared to $206.4 million for the nine months ended September 30, 2011, and daily vessel operating expenses per vessel were $5,040 versus $4,706 for the comparative periods, mainly due to higher maintenance and crew related expenses.

Liquidity and Capital Resources

 Cash Flow

Net cash used in operating activities for the nine months ended September 30, 2012 was $4.0 million versus $121.3 million of net cash provided by operating activities for the nine months ended September 30, 2011. The decrease in cash provided by operating activities was primarily due to a net loss of $108.9 million for the first nine months of

2012 compared to net income of $23.4 million for the same period of 2011, which resulted from lower charter rates achieved in the first nine months of 2012 versus the prior year period for the majority of the vessels in our fleet.

Net cash used in investing activities for the nine months ended September 30, 2012 and 2011 was $3.2 million and $100.4 million, respectively.  The decrease was primarily due to fewer funds used for purchases of vessels during the first nine months of 2012 compared to the same period in 2011. For the nine months ended September 30, 2012, cash used in investing activities primarily related to the purchase of fixed assets in the amount of $1.9 million and vessel related equipment totaling $0.9 million. For the nine months ended September 30, 2011, cash used in investing activities predominantly related to purchases of vessels in the amount of $98.9 million.

Net cash used in financing activities was $132.9 million during the nine months ended September 30, 2012 as compared to $39,000 during the nine months ended September 30, 2011.  The increase in cash used in financing activities was primarily due to the Company prepaying an aggregate of $99.9 million under its agreements to amend the 2007 Credit Facility, the $253 Million Term Loan Facility and the $100 Million Term Loan Facility in August 2012 as well as making a scheduled debt repayment under the 2007 Credit Facility of $48.2 million in July 2012. This was offset by $49.9 million of net proceeds provided by our follow-on offering in February 2012. Cash used in financing activities for the first nine months of 2012 consisted of $118.6 million repayment of debt under the 2007 Credit Facility, $40.6 million repayment of debt under the $253 Million Term Loan Facility, $15.4 million repayment of debt under the $100 Million Term Loan Facility, $4.3 million of deferred financing costs and the $3.9 million dividend payment of our subsidiary, Baltic Trading Limited, to its outside shareholders. Cash used in financing activities during the first nine months of 2011 mainly consisted of $21.5 million of proceeds from the $253 Million Term Loan Facility related to the Bourbon vessels acquired and $40.0 million of proceeds from the $100 Million Term Loan Facility related to the Metrostar vessels acquired offset by the following uses of cash: $37.5 million repayment of debt under the 2007 Credit Facility, $14.8 million repayment of debt under the $253 Million Term Loan Facility, $3.2 million repayment of debt under the $100 Million Term Loan Facility and the $5.6 million dividend payment of our subsidiary, Baltic Trading Limited, to its outside shareholders.

Capital Expenditures

We make capital expenditures from time to time in connection with vessel acquisitions. Excluding Baltic Trading Limited’s vessels, we own a fleet of 53 drybulk vessels, consisting of nine Capesize, eight Panamax, 17 Supramax, six Handymax and 13 Handysize vessels, with an aggregate carrying capacity of approximately 3,810,000 dwt. In addition, our subsidiary Baltic Trading Limited currently owns a fleet of nine drybulk vessels, consisting of two Capesize, four Supramax, and three Handysize vessels with an aggregate carrying capacity of approximately 672,000 dwt.

In addition to acquisitions that we may undertake in future periods, we will incur additional expenditures due to special surveys and drydockings for our fleet. We estimate that one of our vessels will complete drydocking in the fourth quarter of 2012. We further anticipate that ten of our vessels will be drydocked in 2013.

We estimate our drydocking costs for our fleet, excluding the vessels owned by Baltic Trading Limited, through 2013 to be:

	Q4 2012	2013
Estimated Costs (1)	$0.0 million	$7.8 million
Estimated Offhire Days (2)	2	200

(1) Estimates are based on our budgeted cost of drydocking our vessels in China.  Actual costs will vary based on various factors, including where the drydockings are actually performed.  We expect to fund these costs with cash from operations.  The Genco Hunter drydock concluded on October 2, 2012.  The majority of the costs associated with this drydock were incurred during the third quarter of 2012.

(2) Assumes 20 days per drydocking per vessel.  Actual length will vary based on the condition of the vessel, yard schedules and other factors.  Included in the total estimated offhire days is the fourth quarter of 2012 portion of the Genco Hunter drydock which amounted to two days.

The Genco Carrier, Genco London, Genco Thunder and Genco Surprise completed their respective drydockings during the third quarter of 2012, while the Genco Hunter commenced its drydocking on September 19, 2012 and completed the same during the fourth quarter, on October 2, 2012.  The vessels were on planned offhire for an aggregate of 71.4 days in connection with their scheduled drydockings at a cumulative cost of approximately $3.3 million for the third quarter of 2012.

Summary Consolidated Financial and Other Data

The following table summarizes Genco Shipping & Trading Limited’s selected consolidated financial and other data for the periods indicated below.

	Three Months Ended		Nine Months Ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
	(Dollars in thousands, except share and per share data)		(Dollars in thousands, except share and per share data)
	(unaudited)		(unaudited)
INCOME STATEMENT DATA:
Revenues:
Voyage revenues	$53,603	$93,484	$174,740	$292,614
Service revenues	828	828	2,466	2,457
Total revenues	54,431	94,312	177,206	295,071

Operating expenses:
Voyage expenses	2,693	1,702	5,099	2,595
Vessel operating expenses	28,272	26,133	85,622	76,394
General, administrative and management fees	8,622	8,759	25,680	25,908
Depreciation and amortization	35,038	34,378	103,954	101,484
Total operating expenses	74,625	70,972	220,355	206,381

Operating (loss) income	(20,194)	23,340	(43,149)	88,690

Other (expense) income:
Other (expense) income	(43)	31	(40)	(80)
Interest income	49	167	352	503
Interest expense	(21,546)	(21,793)	(65,160)	(64,654)
Other expense:	(21,540)	(21,595)	(64,848)	(64,231)

(Loss) Income before income taxes:	(41,734)	1,745	(107,997)	24,459

Income tax expense	(303)	(328)	(918)	(1,041)

Net (loss) income	(42,037)	1,417	(108,915)	23,418
Less: Net loss attributable to noncontrolling interest	(3,588)	(145)	(9,626)	(1,662)

Net (loss) income attributable to Genco Shipping & Trading Limited	$(38,449)	$1,562	$(99,289)	$25,080

Net (loss) income per share - basic	$(0.90)	$0.04	$(2.40)	$0.71

Net (loss) income per share - diluted(1)	$(0.90)	$0.04	$(2.40)	$0.71

Weighted average common shares outstanding - basic	42,885,810	35,157,110	41,290,719	35,149,912

Weighted average common shares outstanding - diluted(1)	42,885,810	35,212,840	41,290,719	35,212,041

		September 30, 2012	December 31, 2011
BALANCE SHEET DATA:		(unaudited)
Cash (including restricted cash)		$97,928	$237,718
Current assets		113,414	259,365
Total assets		2,894,573	3,119,277
Current liabilities		28,277	221,702
Total long-term debt (including note payable)		1,523,165	1,694,393
Shareholders' equity (including $197.9 million and $210.0 million of non-controlling		1,309,009	1,361,618
interest at September 30, 2012 and December 31, 2011, respectively)

		Nine Months Ended
		September 30, 2012	September 30, 2011
		(unaudited)

Net cash (used in) provided by operating activities		$(4,012)	$121,336
Net cash used in investing activities		(3,242)	(100,389)
Net cash used in financing activities		(132,936)	(39)

1)	The convertible notes were anti-dilutive for the quarter and year to date periods ending September 30, 2012 and September 30, 2011.

		Three Months Ended		Nine Months Ended
		September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
		(Dollars in thousands)		(Dollars in thousands)
EBITDA Reconciliation:		(unaudited)		(unaudited)
	Net (Loss) Income attributable to Genco Shipping & Trading Limited	$(38,449)	$1,562	$(99,289)	$25,080
+	Net interest expense	21,497	21,626	64,808	64,151
+	Income tax expense	303	328	918	1,041
+	Depreciation and amortization	35,038	34,378	103,954	101,484
	EBITDA(1)	$18,389	$57,894	$70,391	$191,756

	Three Months Ended		Nine Months Ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
GENCO STANDALONE FLEET DATA:	(unaudited)		(unaudited)
Total number of vessels at end of period	53	52	53	52
Average number of vessels (2)	53.0	51.8	53.0	50.5
Total ownership days for fleet (3)	4,876	4,765	14,522	13,777
Total available days for fleet (4)	4,755	4,753	14,146	13,713
Total operating days for fleet (5)	4,715	4,725	14,054	13,626
Fleet utilization (6)	99.2%	99.4%	99.4%	99.4%

AVERAGE DAILY RESULTS:
Time charter equivalent (7)	$9,437	$17,058	$10,613	$18,926
Daily vessel operating expenses per vessel (8)	4,920	4,635	5,037	4,692

	Three Months Ended		Nine Months Ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
CONSOLIDATED FLEET DATA:	(unaudited)		(unaudited)
Total number of vessels at end of period	62	61	62	61
Average number of vessels (2)	62.0	60.8	62.0	59.5
Total ownership days for fleet (3)	5,704	5,593	16,988	16,234
Total available days for fleet (4)	5,583	5,581	16,603	16,170
Total operating days for fleet (5)	5,536	5,544	16,494	16,069
Fleet utilization (6)	99.2%	99.3%	99.3%	99.4%

AVERAGE DAILY RESULTS:
Time charter equivalent (7)	$9,119	$16,447	$10,218	$17,935
Daily vessel operating expenses per vessel (8)	4,956	4,673	5,040	4,706

(1) EBITDA represents net (loss) income attributable to Genco Shipping & Trading Limited plus net interest expense, taxes and depreciation and amortization.  EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers.  Our management uses EBITDA as a performance measure in our consolidating internal financial statements, and it is presented for review at our board meetings.  The Company believes that EBITDA is useful to investors as the shipping industry is capital intensive which often results in significant depreciation and cost of financing.  EBITDA presents investors with a measure in addition to net income to evaluate the Company’s performance prior to these costs.  EBITDA is not an item recognized by U.S. GAAP and should not be considered as an alternative to net income, operating income or any other indicator of a company’s operating performance required by U.S. GAAP.  EBITDA is not a source of liquidity or cash flows as shown in our consolidated statement of cash flows.  The definition of EBITDA used here may not be comparable to that used by other companies.  The foregoing definition of EBITDA differs from the definition of Consolidated EBITDA used in the financial covenants of our 2007 Credit Facility, our $253 Million Term Loan Credit Facility, and $100 Million Term Loan Credit Facility.  Specifically, Consolidated EBITDA substitutes gross interest expense (which includes amortization of deferred financing costs) for net interest expense used in our definition of EBITDA, includes adjustments for restricted stock amortization and non-cash charges for deferred financing costs related to the refinancing of the other credit facilities or any non-cash losses from our investment in Jinhui and excludes extraordinary gains or losses and gains or losses from derivative instruments used for hedging purposes or sales of assets other than inventory sold in the ordinary course of business.
(2) Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.
(3) We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.
(4) We define available days as the number of our ownership days less the aggregate number of days that our vessels are off-hire due to scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels between time charters. Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.
(5) We define operating days as the number of our available days in a period less the aggregate number of days that our vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.
(6) We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company's efficiency in finding suitable employment for its vessels and minimizing the number of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning.
(7) We define TCE rates as our net voyage revenue (voyage revenues less voyage expenses) divided by the number of our available days during the period, which is consistent with industry standards. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts. Since some vessels were acquired with an existing time charter at a below-market rate, we allocated the purchase price between the vessel and an intangible liability for the value assigned to the below-market charterhire.  This intangible liability is amortized as an increase to voyage revenues over the minimum remaining term of the charter.
(8) We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.

Genco Shipping & Trading Limited’s Fleet

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Excluding Baltic Trading’s vessels, we own a fleet of 53 drybulk vessels, consisting of nine Capesize, eight Panamax, 17 Supramax, six Handymax and 13 Handysize vessels, with an aggregate carrying capacity of approximately 3,810,000 dwt.  In addition, our subsidiary Baltic Trading Limited currently owns a fleet of nine drybulk vessels, consisting of two Capesize, four Supramax, and three Handysize vessels.

Our current fleet, other than Baltic Trading’s vessels, contains ten groups of sister ships, which are vessels of virtually identical sizes and specifications. We believe that maintaining a fleet that includes sister ships reduces costs by creating economies of scale in the maintenance, supply and crewing of our vessels. As of October 31, 2012, the average age of our fleet was 7.5 years, as compared to the average age for the world fleet of approximately 10 years for the drybulk shipping segments in which we compete.

The following table reflects the current employment of Genco's current fleet, excluding Baltic Trading’s vessels:

Vessel	Year Built	Charterer	Charter Expiration (1)	Cash Daily Rate (2)

Capesize Vessels
Genco Augustus	2007	Cargill International S.A.	December 2012	100% of BCI
Genco Tiberius	2007	Cargill International S.A.	September 2013	100% of BCI(3)
Genco London	2007	Cargill International S.A.	July 2013	100% of BCI
Genco Titus	2007	Swissmarine Services S.A.	June 2013	100% of BCI
Genco Constantine	2008	Cargill International S.A.	October 2013	100% of BCI
Genco Hadrian	2008	Cargill International S.A.	November 2012	100% of BCI(4)
Genco Commodus	2009	Swissmarine Services S.A.	May 2013	99% of BCI
Genco Maximus	2009	Swissmarine Services S.A.	January 2013	98.5% of BCI
Genco Claudius	2010	Swissmarine Services S.A.	December 2012	98.5% of BCI

Panamax Vessels
Genco Beauty	1999	Global Maritime Investments Ltd.	May 2013	97% of BPI
Genco Knight	1999	Swissmarine Services S.A.	March 2013	98% of BPI
Genco Leader	1999	J. Aron & Company	December 2012	100% of BPI
Genco Vigour	1999	Global Maritime Investments Ltd.	January 2013	97% of BPI
Genco Acheron	1999	Global Maritime Investments Ltd.	December 2012	97% of BPI
Genco Surprise	1998	Swissmarine Services S.A.	September 2013	97% of BPI(5)
Genco Raptor	2007	Global Maritime Investments Ltd.	March 2013	100% of BPI
Genco Thunder	2007	Swissmarine Services S.A.	June 2013	97% of BPI

Supramax Vessels
Genco Predator	2005	D’Amico Dry Ltd.	April 2013	103% of BSI
Genco Warrior	2005	Pacific Basin Chartering Ltd.	May 2014	101% of BSI(6)
Genco Hunter	2007	Pacific Basin Chartering Ltd.	July 2013	105% of BSI
Genco Cavalier	2007	Great Pacific Navigation Corp., Ltd.	November 2012	$5,900

Genco Lorraine	2009	Pioneer Navigation Ltd.	July 2013	$9,400
Genco Loire	2009	Clipper Bulk Shipping N.V.	July 2013	$9,950
Genco Aquitaine	2009	Pioneer Navigation Ltd.	March 2013	100% of BSI
Genco Ardennes	2009	Hamburg Bulk Carriers	February 2014	$10,250
Genco Auvergne	2009	Pacific Basin Chartering Ltd.	April 2013	100% of BSI
Genco Bourgogne	2010	Western Bulk Carriers A/S	November 2012	$12,250
Genco Brittany	2010	D’Amico Dry Ltd.	April 2013	100% of BSI
Genco Languedoc	2010	Clipper Bulk Shipping N.V.	January 2013	$8,500(7)
Genco Normandy	2007	Bulk Marine	November 2012	$9,000(8)
Genco Picardy	2005	Trafigura Beheer B.V.	December 2012	98% of BSI
Genco Provence	2004	Hamburg Bulk Carriers	December 2012	$12,000
Genco Pyrenees	2010	Navig8 Inc.	February 2013	100% of BSI
Genco Rhone	2011	AMN Bulk Carriers Inc.	March 2013	100% of BSI

Handymax Vessels
Genco Success	1997	ED & F MAN Shipping Ltd.	April 2013	91.5% of BSI
Genco Carrier	1998	Klaveness Chartering	June 2013	91% of BSI
Genco Prosperity	1997	SK Shipping Co. Ltd.	November 2012	$8,000
Genco Wisdom	1997	Cargill International S.A.	November 2012	$4,000(9)
Genco Marine	1996	ED & F MAN Shipping Ltd.	April 2013	91% of BSI
Genco Muse	2001	Trafigura Beheer B.V.	March 2013	93.5% of BSI

Handysize Vessels
Genco Explorer	1999	Lauritzen Bulkers A/S	February 2013	Spot(10)
Genco Pioneer	1999	Lauritzen Bulkers A/S	February 2013	Spot(10)
Genco Progress	1999	Lauritzen Bulkers A/S	November 2013	Spot(10)
Genco Reliance	1999	Lauritzen Bulkers A/S	November 2013	Spot(10)
Genco Sugar	1998	Lauritzen Bulkers A/S	November 2013	Spot(10)
Genco Charger	2005	AMN Bulk Carriers Inc.	March 2013	100% of BHSI(11)
Genco Challenger	2003	AMN Bulk Carriers Inc.	December 2012	100% of BHSI
Genco Champion	2006	Pacific Basin Chartering Ltd.	March 2013	100% of BHSI
Genco Ocean	2010	Cargill International S.A.	June 2013	$8,500-$13,500 with 50% profit sharing(12)
Genco Bay	2010	Cargill International S.A.	January 2013	$8,500-$13,500 with 50% profit sharing(12)
Genco Avra	2011	Cargill International S.A.	March 2014	$8,500-$13,500 with 50% profit sharing(12)
Genco Mare	2011	Cargill International S.A.	May 2015	115% of BHSI
Genco Spirit	2011	Cargill International S.A.	September 2014	$8,500-$13,500 with 50% profit sharing(12)

(1) The charter expiration dates presented represent the earliest dates that our charters may be terminated in the ordinary course.  Under the terms of each contract, the charterer is entitled to extend the time charter from two to four months in order to complete the vessel's final voyage plus any time the vessel has been off-hire.

(2) Time charter rates presented are the gross daily charterhire rates before third-party commissions generally ranging from 1.25% to 6.25%. In a time charter, the charterer is responsible for voyage expenses such as bunkers, port expenses, agents’ fees and canal dues.

(3) We have agreed to an extension with Cargill International S.A. on a spot market-related time charter for 11 to 14.5 months based on 100% of the Baltic Capesize Index (BCI), published by the Baltic Exchange, as reflected in daily reports.  Hire is paid every 15 days in arrears less a 5.00% third party brokerage commission.  Genco maintains the option to convert to a fixed rate based on Capesize FFA values at 100%.  The extension began on October 25, 2012.

(4) We have agreed to an extension with Cargill International S.A. for one voyage from Australia to China at a rate based on 100% of the BCI, as reflected in daily reports.  Hire is paid every 15 days in arrears less a 5.00% third party brokerage commission.  The extension began on October 30, 2012.

(5) We have reached an agreement with Swissmarine Services S.A. on a spot market-related time charter for 10.5 to 13.5 months based on 97% of the Baltic Panamax Index (BPI), published by the Baltic Exchange, as reflected in daily reports, except for the initial 45 days in which hire is based on 97% of the rate for the Baltic Panamax 3A route. Hire is paid every 15 days in arrears less a 5.00% third party brokerage commission.  Genco maintains the option to convert to a fixed rate based on Panamax FFA values at 97%.  The vessel delivered to charterers on October 22, 2012 after previously being fixed with BHP Billiton on a spot market-related time charter based on 100% of the Baltic Panamax 3A route.

(6) We have reached an agreement with Pacific Basin Chartering Ltd. on a spot market-related time charter based on 101% of the Baltic Supramax Index (BSI), published by the Baltic Exchange, as reflected in daily reports, except for the initial 45 days in which hire is based on 101% of the rate for the Baltic Supramax S2 route.  The minimum and maximum expiration dates are May 20, 2014 and August 20, 2014, respectively.  Hire is paid every 15 days in arrears less a 5.00% third party brokerage commission.  Genco maintains the option to convert to a fixed rate based on Supramax FFA values at 101%.  The vessel will deliver to charterers on or about November 7, 2012 after previously being fixed with Trafigura Beheer B.V. on a spot market-related time charter based on 102% of the BSI.

(7) We have reached an agreement with Clipper Bulk Shipping N.V. on a time charter for 3 to 5.5 months at a rate of $7,350 per day for the initial 50 days and $8,500 per day thereafter.  Hire is paid every 15 days in advance less a 5.00% third party brokerage commission.  The vessel delivered to charterers on October 16, 2012.

(8) We have reached an agreement with Bulk Marine on a time charter for approximately 25 days at a rate of $9,000 per day less a 5.00% third party brokerage commission.  Hire is paid every 15 days in advance.  The vessel delivered to charterers on October 13, 2012 after repositioning.  The vessel’s previous time charter ended on October 6, 2012.

(9) We have reached an agreement with Cargill International S.A. on a time charter for approximately 25 days at a rate of $4,000 per day less a 5.00% third party brokerage commission.  Hire is paid every 15 days in advance.  The vessel delivered to charterers on October 27, 2012 after previously being fixed with Pacific Basin Chartering Ltd. on a time charter for $8,500 per day.

(10) We have reached an agreement to enter these vessels into the LB/IVS Pool whereby Lauritzen Bulkers A/S acts as the pool manager. We can withdraw up to two vessels with three months’ notice and the remaining three vessels with 12 months’ notice.

(11) We have agreed to an extension with AMN Bulk Carriers Inc. for an additional 60 days from the maximum expiration date of the spot market-related time charter to March 1, 2013.  The rate will continue to be based on 100% of the Baltic Handysize Index (BHSI), published by the Baltic Exchange, as reflected in daily reports.  Hire is paid every 15 days in arrears net of a 5.00% third party brokerage commission.  Genco maintains the option to convert to a fixed rate based on Handysize FFA values at 100%.

(12) The rate for the spot market-related time charter is linked with a floor of $8,500 and a ceiling of $13,500 daily with a 50% profit sharing arrangement to apply to any amount above the ceiling. The rate is based on 115% of the average of the daily rates of the BHSI, as reflected in daily reports. Hire is paid every 15 days in advance net of a 5.00% third party brokerage commission.  These vessels were acquired with existing time charters with below-market rates. For these below-market time charters, Genco allocates the purchase price between the respective vessels and an intangible liability for the value assigned to the below-market charter-hire. This intangible liability is amortized as an increase to voyage revenues over the minimum remaining terms of the applicable charters, at which point the respective liabilities will be amortized to zero and the vessels will begin earning the ‘‘Cash Daily Rate.’’ For cash flow purposes, Genco will continue to receive the rate presented in the ‘‘Cash Daily Rate’’ column until the charter expires.  Specifically, for the Genco Spirit, Genco Avra, Genco Ocean and Genco Bay, the daily amount of amortization associated with the below-market rates are approximately $200, $350, $700 and $750 per day over the actual cash rate earned, respectively.

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Excluding Baltic Trading Limited’s fleet, we own a fleet of 53 drybulk vessels, consisting of nine Capesize, eight Panamax, 17 Supramax, six Handymax and 13 Handysize vessels, with an aggregate carrying capacity of approximately 3,810,000 dwt.  In addition, our subsidiary Baltic Trading Limited currently owns a fleet of nine drybulk vessels, consisting of two Capesize, four Supramax, and three Handysize vessels. References to Genco’s vessels and fleet in this press release exclude vessels owned by Baltic Trading Limited.

Conference Call Announcement

Genco Shipping & Trading Limited announced that it will hold a conference call on Thursday, November 1, 2012 at 8:30 a.m. Eastern Time, to discuss its 2012 third quarter financial results.  The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.GencoShipping.com. To access the conference call, dial (888) 438-5524 or (719) 785-1753 and enter passcode 4044657. A replay of the conference call can also be accessed for two weeks by dialing (888) 203-1112 or (719) 457-0820 and entering the passcode 4044657. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements use words such as “anticipate,” “budget,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance.  These forward looking statements are based on management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: (i) declines in demand or rates in the drybulk shipping industry; (ii) prolonged weakness in drybulk shipping rates; (iii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iv) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (v) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (vi) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, lube, oil, bunkers, repairs, maintenance and general, administrative and management fee expenses; (vii) whether our insurance arrangements are adequate; (viii) changes in general domestic and international political conditions; (ix) acts of war, terrorism, or piracy; (x) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (xi) the Company’s acquisition or disposition of vessels; (xii) the amount of offhire time needed to complete repairs on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims, including offhire days; (xiii) the completion of definitive documentation with respect to charters; (xiv) charterers’ compliance with the terms of their charters in the current market environment; and other factors listed from time to time in our public filings with the Securities and Exchange Commission including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and its reports on Form 10-Q and Form 8-K.